Exhibit 10.1

November 17, 2010

Joseph C. Levesque
4791 McDonald Drive Circle North
Stillwater, MN 55082

Re: Retirement Benefit

Dear Joe:

This letter will memorialize the agreement the board completed and approved today regarding your retirement benefit.

1.	You will retire as CEO of the Company effective December 31, 2010.

2.
During the period January 1 through December 31, 2011, you will receive a retirement benefit of $203,400, to be paid ratably on the Company’s regular payroll dates, provided that all payments that would otherwise have been made on payroll dates after March 15, 2011 and before July 1, 2011 will be aggregated and paid in one lump sum on the last payroll date on or before March 15, 2011. During the period January 1 through December 31, 2012, you will receive a retirement benefit of $133,400, to be paid ratably on the Company’s regular payroll dates.

3.
Payments of your retirement benefit will be made notwithstanding your death, and will be paid to the beneficiary you have designated in a writing delivered to the Company prior to your death, or in the absence of a beneficiary designation (or if your designated beneficiary predeceases you) to your surviving spouse, or if you do not have a surviving spouse, to the representative of your estate.

4.
Notwithstanding anything contained in this Agreement to the contrary, the Company will withhold from any payment such amount or amounts as the Company reasonably determines may be required for purposes of complying with the tax withholding provisions of Federal, state or local tax laws for purposes of paying any income, estate, inheritance, employment or other tax attributable to any amounts payable under this Agreement.

5.	Payment may be accelerated under this Agreement to the extent permitted under Treas. Reg. Section 1.409A-3(j)(4)(vi) for the payment of

Joseph C. Levesque
November 17, 2010

employment taxes and the corresponding withholding taxes on such employment taxes.

6.
The Company and you intend that payments under this Agreement will comply in form and operation with the requirements of Section 409A of the Internal Revenue Code and the regulations issued thereunder (collectively “Code Section 409A”) or an exception to Code Section 409A and this Agreement will be interpreted and administered in a manner that is in compliance therewith.  The series of payments under paragraph 2 will, for purposes of Code Section 409A, be treated as a right to a series of separate payments that are due at a fixed time.

Please indicate your agreement to this retirement benefit arrangement by countersigning a copy of this letter.

Yours truly,

/s/ John J. Pollock

John J. Pollock
President
Aetrium Incorporated

Agreed:

/s/ Joseph C. Levesque

Joseph C. Levesque
Dated: November 17, 2010